Exhibit 99.1

           Mission Resources Issues Mid-Year Reserve Update

    HOUSTON--(BUSINESS WIRE)--July 29, 2004--Mission Resources Corporation (Nasdaq:MSSN) announced today that in connection with the previously announced review of strategic alternatives, Mission has directed Netherland, Sewell and Associates Inc., the Company's independent reservoir engineering firm, to prepare a report on the Company's reserves as of July 1, 2004. The Company's proved reserves per this report are 217 billion cubic feet of gas equivalent ("Bcfe"). This figure compares with Dec. 31, 2003 reported proved reserves of 178 Bcfe and announced year-end reserves pro forma for the Jalmat Acquisition of 209 Bcfe.
    "We are pleased that additions to our reserve base have significantly outpaced production in the first half of the year," said Robert L. Cavnar, chairman, president and chief executive officer. "These increased proved reserve figures are the result of focused efforts by our team to identify and develop opportunities and to high-grade our asset base."
    The proved reserves are approximately 63% natural gas/natural gas liquids and 77% developed. The approximate regional breakdown of proved reserves is as follows: 65% Permian Basin, 24% Gulf Coast Onshore, and 11% Gulf of Mexico and other. The proved reserve to production ratio is approximately 9 years. Currently, the Company's net production is approximately 71 million cubic feet equivalent per day.
    About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.
    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Mission Resources Corporation, Houston
             Ann Kaesermann, 713-495-3100
             investors@mrcorp.com
             www.mrcorp.com